      As filed with the Securities and Exchange Commission on June 20, 1997
                                                    Registration No. 333- 28801
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 1

                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           THE LIPOSOME COMPANY, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                      22-2370691

   (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)


                                One Research Way
                           Princeton Forrestal Center
                           Princeton, New Jersey 08540
                                 (609) 452-7060
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                 --------------

                                Charles A. Baker
                      Chairman and Chief Executive Officer
                           The Liposome Company, Inc.
                                One Research Way
                           Princeton Forrestal Center
                           Princeton, New Jersey 08540
                                  609-452-7060
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 --------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion _________, 1997

PROSPECTUS

                                7,514,346 Shares

                           The Liposome Company, Inc.


                                  Common Stock

                                ($.01 par value)
                              --------------------

                  This Prospectus covers the offering for resale of 7,514,346 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of The Liposome Company, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the Selling Stockholder named herein under "Selling Stockholder." The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with an offering of the Shares are being borne by the Company, except for the fees, expenses and disbursements of the Selling Stockholder's counsel.


                  The Common Stock is quoted on the Nasdaq National Market under the symbol "LIPO." On June 6, 1997, the last reported sale price of the Common Stock was $26.625 per share.


                  The Shares may be offered by the Selling Stockholder for sale through underwriters or dealers or from time to time on the Nasdaq National Market, or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be underwriters within the meaning of the Securities Act. Commissions received by underwriters or by any such broker may be deemed to be underwriting commissions under the Securities Act. See "PLAN OF DISTRIBUTION."

                  Prospective investors should consider carefully the matters discussed under "RISK FACTORS" beginning on page 4.

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 9, 1997.

                              AVAILABLE INFORMATION

                  The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. Such material also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                  The Company has filed with the Commission a registration statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 0-14887) are incorporated herein by reference:

                           (a) the Company's annual report on Form 10-K for the
fiscal year ended December 29, 1996; and

                           (b) the Company's quarterly report on Form 10-Q for
the quarter ended March 30, 1997.

                  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

                  Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to The Liposome Company, Inc., One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540 Attention: Carol J. Gillespie, Vice President, General Counsel and Secretary. Telephone requests may be directed to (609) 452-7060.

                           FORWARD LOOKING STATEMENTS

                  THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION HEREIN ENTITLED "RISK FACTORS."

                                  RISK FACTORS

                  The following risk factors should be considered carefully in addition to the other information contained in this Prospectus in evaluating an investment in the shares of Common Stock registered hereby:

                  Management of Growth. The Company is currently experiencing a period of rapid growth which has placed and could continue to place a strain on the Company's financial, management and other resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems and to train, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's business and results of operations could be adversely affected.

                  Early Stage of Commercialization. The Company's first commercial sales of ABELCET(R) commenced in the United Kingdom in the second quarter of 1995 and in the United States toward the end of the fourth quarter of 1995. In other countries where marketing approvals have been received, the product either is or will be marketed by marketing partners or distributors, except that the Company currently intends to market the product through a subsidiary in France. In various additional foreign countries the Company has filed marketing applications with respect to ABELCET(R). There can be no assurance that such applications will be accepted or, if approved, that there will not be restrictions which might lead the Company to refrain from marketing and selling in some or all of these markets. The Company's long-term viability and growth will depend on successful commercialization of products resulting from its research activities. No assurance can be given that VENTUS(TM) or other products currently under development will be successfully commercialized or that the required regulatory approvals will be obtained.

                  History of Operating Losses and Accumulated Deficit. The Company has incurred losses in each year since its inception and anticipates that operating losses will continue for at least one year. The Company's accumulated deficit at March 30, 1997 was approximately $166,867,000. The Company will need to commit significant financial and other resources to the commercial manufacturing, marketing and working capital requirements of its products in the United States and other countries where product approvals have been obtained.

                  Limited Manufacturing Capabilities. In order to be successful, the Company's current and future products, if any, must be manufactured in commercial quantities, in compliance with regulatory requirements, at an acceptable cost and with sufficient stability. There can be no assurance that facilities and staff will be adequate to produce quantities of such products sufficient to satisfy demand. The Company currently manufactures its products at its facility in Princeton, New Jersey. The Company also owns a manufacturing facility in Indianapolis, Indiana for the manufacture of its commercial products on a scale the Company believes to be sufficient to meet worldwide demand. During 1996, the Company refitted this facility to manufacture ABELCET(R).

However, the facility has not yet been approved by either U.S. or European authorities, and there can be no assurance that such approvals will be forthcoming. Although substantial inventories of ABELCET(R) have been produced in anticipation of the transfer of manufacturing activities to the Indianapolis facility, there can be no assurance that the Company will be able to continue to meet demand for this product prior to the availability of commercial product from the Indianapolis facility. In addition, should fire or other natural disaster strike the Princeton manufacturing facility prior to the Indianapolis facility becoming operational, the Company has no alternative source for the manufacture of ABELCET(R). TLC D-99, being developed by the Company under a licensing and development agreement with Pfizer, Inc. ("Pfizer"), may be manufactured by the Company, or Pfizer, at Pfizer's option. Clinical supplies of VENTUS(TM) are currently manufactured at the Princeton facility, and there can be no assurance that the this facility would be approved to manufacture commercial supplies of the product, that its capacity would be adequate to supply commercial demand, or that the Company could contract with a third party to manufacture the product on acceptable terms. A substantial capital investment would be required in order to manufacture VENTUS(TM) at the Company's Indianapolis facility, and there can be no assurance that the necessary funds would be available or that the facility would be approved by the relevant regulatory authorities.

                  Limited Marketing and Sales Experience. In the United States, the Company has assembled an experienced hospital sales force, which was increased from 20 representatives to 40 representatives at the end of the 1996 fiscal year. However, the experience of the marketing staff and the sales force in marketing ABELCET(R) is limited, and there can be no assurance that revenues from sales of this product will increase in proportion to increasing expenditures on marketing personnel and programs. If VENTUS(TM) or other products to be marketed by the Company are approved, it may be necessary to hire additional marketing and sales staff, and there can be no assurance that personnel with the proper qualifications can be found or that they will be successful in gaining market acceptance for the Company's products. In addition, significant additional expenditures, management resources and time would be required in connection with any further sales force expansion. To the extent that the Company determines not to, or is unable to, expand its sales force, it will be dependent on third parties for the marketing and distribution of its products, and there can be no assurance that the Company will be able to contract with third party marketing partners or distributors on acceptable terms. See also the section on "Risks Associated with International Sales."

                  Competition. The Company is aware of various products under development or manufactured by competitors that are used for the prevention, diagnosis or treatment of certain diseases the Company has targeted for product development, some of which use therapeutic approaches that compete directly with certain of the Company's product candidates. Some of the Company's competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products for use in health care. In particular, the Company is aware that other companies are developing lipid-based or liposomal amphotericin B products and have obtained regulatory approvals for such products in certain international markets. Two competitors received approvals for lipid-based amphotericin B products in certain markets before ABELCET(R) was approved, which may confer a competitive advantage for their products. In the United States, although ABELCET(R) was the first lipid-based amphotericin B product to be approved for marketing, a competitor's product was approved in the fourth quarter of 1996, and another competitor has filed an NDA. Although it cannot be predicted how the existence of competing lipid-based products may affect the U.S. antifungal market, it is possible that the Company's share of this market will decline and that price competition will reduce the overall size of the market. In addition, other companies are also developing liposomal anthracycline products similar to TLC D-99, two of which have been cleared by the FDA for treatment of Kaposi's Sarcoma. The Company is also aware that various compounds are being studied for the treatment of acute respiratory distress syndrome ("ARDS"), which may eventually compete with VENTUS(TM), if it is approved. The Company is also competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited experience.

                  Risk of Technological Change. The biopharmaceutical industry is characterized by extensive research and development efforts, and is subject to rapid and significant technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, specialized biotechnology firms, other companies developing liposomes or other lipid-based products, universities and other research institutions. New developments in lipid and liposome research as well as new pharmaceutical products and drug-delivery systems are expected to continue at a rapid pace. Competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products non-competitive.

                  Uncertainties Related to Clinical Trials. Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. For example, although the results of Phase II trials of VENTUS(TM) in ARDS were favorable, this may not be predictive of success in the Phase III trial that is currently underway in this indication. Many pharmaceutical and drug delivery companies have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In some cases, products have failed to show superiority over placebo because the results with placebo were better than could be anticipated from past experience in the indication under study.

                  Uncertainty of Government Regulatory Requirements; Lengthy Approval Process. Human therapeutic products, vaccines and in vivo diagnostic products are subject to rigorous preclinical and clinical testing and approval by the FDA and comparable agencies in other countries and, to a lesser extent, by state regulatory authorities prior to marketing. The process of obtaining such approvals, especially for human therapeutic products, is likely to take a number of years and will involve the expenditure of substantial resources. If the FDA requests additional data, these time periods can be materially increased. Even after such additional data is submitted, there can be no assurance of obtaining FDA approval. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company and its licensees may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees' products. Failure to obtain or maintain requisite governmental approvals, or failure to obtain approvals of the intended clinical uses requested, could delay or preclude the Company or its licensees from further developing particular products or from marketing their products, or limit the commercial use of the products and thereby have a material adverse effect on the Company's liquidity and financial condition. No assurance can be given with respect to any future NDA submitted to the FDA by the Company that such NDA will be accepted for consideration, that it will be promptly reviewed, that the FDA will find the data submitted adequate or that such NDA will ultimately be approved.

                  The Company's Dependence on and the Uncertainty of Protection of Patents and Proprietary Rights. The protection provided to the Company by its patents and proprietary rights is key. The Company has a number of United States and foreign patents and patent applications relating to various aspects of lipid and liposome technologies. The patent position of biopharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that any patents will afford the Company commercially significant protection for its proprietary technology or have commercial application, and litigation may be necessary to determine the validity and scope of the Company's proprietary rights. Moreover, the patent laws of foreign countries and the enforcement of such laws may afford less protection than comparable U.S. laws. The Company may not have adequate funds to defend or prosecute the patents in question. In Europe, several of the Company's granted patents are being opposed by other companies. Loss of some of these oppositions may result in decreased patent protection for the Company's products.

                  Other public and private concerns, including universities, may have filed applications for, or have been issued, patents with respect to technology potentially useful or necessary to the Company. If any of the Company's proprietary technology in these areas were to conflict with the rights of others, the Company's ability to commercialize products using such technologies could be materially adversely affected. The scope and validity of such patents, the extent to which the Company may wish or need to acquire licenses under such patents, and the cost or availability of such licenses, are currently unknown.


                  On May 17, 1993, NeXstar Pharmaceuticals, Inc. ("NeXstar," formerly Vestar, Inc.) filed suit against the Company in the United States District Court for the District of Delaware, seeking a declaratory judgment that one of the Company's patents (U.S. Patent No. 4,880,635, the "635 Patent") was invalid, unenforceable and not infringed by NeXstar's AmBisome product. The action was stayed pending the reexamination of the 635 Patent by the United States Patent and Trademark Office (the "PTO"), and on July 2, 1996, the PTO issued a certificate of reexamination. The Company subsequently cross-complained in the Delaware action against NeXstar and its licensee, Fujisawa Pharmaceuticals, Inc. ("Fujisawa"), for infringement of the 635 Patent and another patent that the Company contends is infringed by AmBisome. NeXstar and Fujisawa have filed amended complaints alleging inequitable conduct in procuring the patents at issue, antitrust violations and intentional interference with business relations. There can be no assurance as to the outcome of this litigation. If NeXstar and Fujisawa were to prevail on their claims, the Company could be required to pay substantial amounts as damages, and its patents could be invalidated. The Company does not intend to rely on either of the patents involved in the lawsuit as the primary means of protection for any of its products currently on the market or in development.

                  On April 1, 1996, a patent infringement action was filed against the Company by the University of Texas and the M.D. Anderson Cancer Center in the Federal District Court for the Southern District of Texas. The complaint alleges that the manufacture, use and sale of the Company's product ABELCET(R) infringes a patent assigned to the University of Texas. The complaint seeks damages in an unspecified amount and injunctive relief. There can be no assurance as to the outcome of this litigation. Any injunction or royalty payment affecting ABELCET(R) could adversely impact the profitability of that product.


                  In addition, the Company relies on unpatented proprietary know-how, and there can be no assurance that others will not obtain access to or independently develop such know-how. Although employees, corporate sponsors, research partners and consultants are not given access to proprietary know-how of the Company until they have executed confidentiality agreements, these agreements may not provide meaningful protection for the Company's proprietary know-how in the event of any unauthorized use or disclosure of such know-how.

                  Uncertainty of Future Financial Results; Fluctuations in Operating Results. The Company's quarterly operating results depend upon a variety of factors, including the price, volume and timing of sales of the Company's approved products; variations in payments under collaborative agreements, including royalties, fees and other contract revenues; the availability of third-party reimbursement; and the regulatory approvals of new products, or expanded labeling of existing products. The Company's quarterly operating results may also fluctuate significantly depending on other factors, including the timing of approvals and the success of product launches in international markets, the expansion of clinical trials for ABELCET(R) and VENTUS(TM), changes in the level of development activity for ELL-12 and other products, changes in the Company's level of research expenditures, and variations in gross margins of the Company's products that may be caused by increased costs of raw materials, competitive pricing pressures, or the mix between product sales in the United States and sales to the Company's international marketing partners and distributors. The

Company expects quarter-to-quarter fluctuations to continue in the future, and there can be no assurance that the Company's revenues will not decline or that the Company will ever achieve profitability.

                  Need for Additional Financing and Uncertain Access to Capital Funding. The Company's capital requirements depend upon many factors, including the progress of the Company's product development programs; the time required to obtain regulatory approvals; the resources that the Company devotes to the development, manufacturing and marketing of products; and the demand for its products if and when approved. It is possible that the Company may require additional financing to complete the clinical testing and to manufacture and to market its products. There can be no assurance that such financing will be available or will be available on acceptable terms.

                  Product Liability. The testing, manufacturing and marketing of the Company's products entail an inherent risk of adverse events that could expose the Company to product liability claims. The Company has obtained insurance against the risk of product liability claims. However, there is no guarantee that this insurance will be adequate, that the amount of this insurance can be increased, or that the policies can be renewed. Moreover, the amount and scope of any coverage obtained may be inadequate to protect the Company in the event of a successful product liability claim.

                  Dependence on Key Personnel. The Company's ability to successfully develop, manufacture and market products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel and to develop and maintain relationships with leading research institutions and consultants. Competition for such personnel and relationships is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel.

                  Dependence on Corporate Sponsor. The Company is developing TLC D-99 under an agreement with Pfizer, pursuant to which the Company received collaborative research revenues of approximately $3.18 million in 1996. In the event that Pfizer exercised its right to terminate this agreement, or the Company decided that it would be advisable to do so, the Company might be required to seek alternate financing in order to continue the development and testing of TLC D-99 or to acquire Pfizer's rights. If the Company's working capital or ultimate financing were inadequate to fund further development or testing, then development of TLC D-99 might be delayed or canceled. In order to develop successfully TLC D-99, the Company depends in large part upon the efforts and abilities of Pfizer to perform clinical testing, to obtain regulatory approvals and to market and manufacture TLC D-99. The amount and timing of resources devoted to these activities will not be completely within the Company's control. Pfizer will have certain discretion in deciding whether or not to commercialize TLC D-99, and may develop or market products competitive with those of the Company. There can be no assurance that the corporate interests and motivations of Pfizer will remain consistent with those of the Company. If and when sales of TLC D-99 commence, the Company's revenues with respect to TLC D-99 will be limited to royalties based on product sales and, at Pfizer's option, revenues from manufacturing. Revenues from sales of products developed with future corporate sponsors, if any, may be similarly limited.

                  Uncertainty of Pharmaceutical Pricing and Reimbursement. The Company's business may be materially adversely affected by the continuing efforts of worldwide governmental and third-party payors to contain or reduce the costs of pharmaceutical products. An increasing emphasis on managed care and consolidation of hospital purchasing in the United States has and will continue to put pressure on pharmaceutical pricing, which could reduce the price that the Company is able to charge for any current or future products. In addition, price competition may result from competing product sales, attempts to gain market share or introductory pricing programs, all of which could have a material adverse effect on the Company's results of operations and financial condition. The Company's ability to generate significant revenues from its products may also depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other payors. If purchasers or users of the Company's products are not entitled to adequate reimbursement for the cost of such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available.

                  Dependence Upon Suppliers. The Company currently relies on a limited number of suppliers to provide the materials used to manufacture its products, certain of which materials are purchased only from one supplier. In the event the Company could not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. In particular, the Company presently acquires amphotericin B, a principal ingredient in ABELCET(R), from one supplier on what the Company believes are favorable terms. Although the Company has qualified an alternative supplier for amphotericin B, the loss of the Company's current supplier could have a material adverse effect on the Company. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers more costly and, unless a substitute supplier is previously qualified as is the Company's alternate amphotericin B supplier, more time-consuming. The unavailability of adequate commercial quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of materials could have a material adverse effect on the Company's ability to manufacture and market its products.

                  Risks   Associated  with   International   Sales.   There  are
significant challenges and risks to the Company associated with conducting business in some foreign countries, including, but not limited to, disparate governmental regulation of pharmaceutical products, uncertain intellectual property protection, delays in establishing international distribution channels and difficulties in collecting international accounts receivable. The Company does not have extensive experience in international sales. In the United Kingdom and France, where the Company's subsidiaries market or intend to market ABELCET(R) directly, the success of marketing and sales efforts depends on attracting qualified personnel and managers familiar with local marketing conditions. In other countries, the sales of ABELCET(R) depend on the efforts of local marketing partners and distributors. If either the Company's subsidiaries or its local marketing partners or distributors are unable to gain product acceptance in the local medical community, if they fail to comply with local regulations, or if they do not commit adequate resources to promotional activities, sales could be adversely affected. In some countries, pricing is controlled by government authorities and may be subject to reductions that reduce the profitability of sales or make it uneconomic to market the Company's products in certain markets. The regulations of some health authorities require that the marketing registration for the Company's products be issued in the name of a local distributor, and obtaining the return or transfer of the registration in the event of termination of the distributor could be difficult. Collection of accounts may be less certain in some jurisdictions, and payment periods may be longer than is usual in the United States. The Company's international business and financial performance could also be adversely affected by such matters as fluctuations in currency exchange rates, currency controls, tariff regulations, foreign duties and taxes, pricing controls and regulations and difficulties in obtaining export licenses.

                  Volatility of Stock Price. There has been a history of significant volatility in the market prices for shares of companies in a similar stage of development to that of the Company, and the market price of the shares of the Company's Common Stock has been volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, developments relating to regulatory approvals, governmental regulation, decisions made by corporate sponsors under collaborative research and development agreements regarding product development activities, developments or disputes relating to patent or proprietary rights, as well as period-to-period fluctuations in revenues and financial results, may have a significant impact on the market price of the Company's Common Stock.

                  Possible Adverse Effect on Market Price Due to Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock and the ability of the Company to raise capital through an offering of equity securities. There are options outstanding to purchase approximately 4,227,000 shares of Common Stock, and additional shares of Common Stock may also become available for sale in the public market from time to time in the future. Exercise of such options and issuance of such additional shares would dilute the percentage ownership interest of existing holders of Common Stock.

                  Prospective investors should carefully read the Company's discussion of risk factors in reports the Company files pursuant to the Exchange Act, particularly under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                   THE COMPANY


                  The Company is a leading biopharmaceutical company engaged in the discovery, development, manufacturing and marketing of proprietary lipid-and liposome-based and other pharmaceuticals for the treatment of life-threatening illnesses. ABELCET(R) (Amphotericin B Lipid

Complex Injection), the Company's first commercialized product, has been approved in the United States and a number of other countries for the treatment of various severe systemic fungal infections and is the subject of marketing application filings in other countries.


                  VENTUS (TM) (the trademark for TLC C-53) and TLC D-99, two additional products of the Company, are in Phase III clinical studies for acute respiratory distress syndrome and metastatic breast cancer, respectively. Furthermore, the Company recently initiated the preclinical development of TLC ELL-12 (liposomal ether lipid), a new cancer therapeutic that may have applications for the treatment of many different cancers including prostrate cancer and non small-cell lung carcinoma. The Company also has a continuing discovery research program concentrating primarily on the treatment of cancer and inflammatory conditions.

                  The Company's marketed product and products in development are based on its knowledge and understanding of lipids, the substances that comprise the membrane of all living cells. The products developed by the Company with this technology include drug delivery vehicles and novel pharmaceuticals utilizing modulated cell signaling and bio-active lipids.

                  The Company's mission is to discover, develop, manufacture and market pharmaceutical products emanating from its technical core that have application as treatments for life-threatening conditions such as cancer, infectious disease and diseases of inflammatory origin. To supplement and expand its internal discovery capabilities, the Company may in-license pharmaceutical compounds for further development, manufacturing and marketing.

                  For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                  The principal executive offices of the Company are located at One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540 and its telephone number is (609) 452-7060.


                          DESCRIPTION OF CAPITAL STOCK


                  The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, $.01 par value per share, and 2,400,000 shares of Preferred Stock, $.01 par value per share. As of June 5,1997, 37,370,766 shares of Common Stock were issued and outstanding. There were no shares of Preferred Stock issued. For further information about the Company's authorized capital stock, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



                                 USE OF PROCEEDS

                  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                               SELLING STOCKHOLDER

                  Ross Financial Corp. (the "Selling Stockholder"), a private investment company owned by Kenneth B. Dart, may offer for resale from time to time all or a portion of the shares of Common Stock of the Company that it owns. As of the date of this Prospectus the Selling Stockholder owns 7,514,346 shares of Common Stock, which represents 20.2% of the outstanding shares of Common Stock of the Company. All but 1,005,346 of these shares were previously issued shares acquired by the Selling Stockholder from other existing stockholders in transactions executed on the Nasdaq National Market and not in transactions with the Company.


                  Under the Company's Shareholder Rights Plan (the "Plan"), the purchase by a stockholder of stock in excess of 15 percent of the Company's Common Stock would trigger certain provisions of the Plan and the rights issued under the Plan, absent specific Board approval. On April 23, 1997 the Board of Directors of the Company acted under the Plan to approve the purchase by the Selling Stockholder of up to 25 percent of the Company's outstanding Common Stock for investment purposes without triggering the Plan and the rights.


                  Effective September 12, 1996, the Company entered into an agreement (the "Standby Purchase Agreement") with the Selling Stockholder under which the Selling Stockholder agreed to purchase the number of shares of Common Stock that would have been issued on the conversion of shares of Series A Cumulative Convertible Preferred Stock called for redemption on October 14, 1996. The Selling Stockholder acquired 5,346 shares of Common Stock pursuant to the Standby Purchase Agreement, and the Company granted the Selling Stockholder certain registration rights with respect to such shares.


                  On April 23, 1997, the Company and the Selling Stockholder entered into a Stock Purchase Agreement under which the Selling Stockholder purchased 1,000,000 shares of Common Stock at a price of $20.875, which was the closing price of the Common Stock on the Nasdaq National Market on the previous day. The Company granted the Selling Stockholder certain registration rights with respect to the shares purchased under the Stock Purchase Agreement. The shares purchased under the Standby Purchase Agreement and the Stock Purchase Agreement are covered by this Registration Statement, together with shares purchased by the Selling Stockholder on the open market.



                              PLAN OF DISTRIBUTION


                  The Selling Stockholder has advised the Company that, depending on market conditions and other factors, it may sell the Shares of Common Stock offered hereby from time to time, in one or more transactions, which may involve block transactions, on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Such sales may be effected by the Selling Stockholder, its pledgees, donees, or other successors in interest, directly or through agents, underwriters or dealers.

                  To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Securities and Exchange Commission with respect to a particular offering of all or any portion of the Shares (the "Offered Securities") setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

                  If underwriters are used in a sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

                  If dealers are utilized in the sale of Shares in respect of which this Prospectus is delivered, the Selling Stockholder will sell such Shares to the dealers as principals. The dealers may then resell such Shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto. The Selling Stockholder may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.


                  If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


                  The Shares may be sold directly by the Selling Stockholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.


                  Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholder in the ordinary course of business.


                  The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Stockholder and any discounts or commissions payable with respect to sales of the Shares. The Selling Stockholder will pay any transaction costs associated with effecting any sales that occur.

                  The Selling Stockholder is not restricted as to the number of Shares that may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time, which may have an adverse effect on the market price of the Common Stock.


                  The Company has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

                  The validity of the Shares offered hereby will be passed upon for the Company by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019.


                                     EXPERTS

                  The consolidated balance sheets as of December 29, 1996 and December 31, 1995 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 29, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of said firm as experts in accounting and auditing.



No dealer, salesperson or other person has been authorized to                     7,514,346 Shares
give any information or to make any representations other than those contained in or incorporated by reference in this
Prospectus in connection with the offer made by this
Prospectus and, if given or made, such information or
representations must not be relied upon as having been
authorized by the Company,  the Selling Stockholder, or any
underwriter.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an
implication that there has been no change in the affairs of                  The Liposome Company, Inc.
the Company since the date as of which information is given in this Prospectus.  This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such
offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or
solicitation.

                                                                                    Common Stock
                    ____________________                                          ($.01 par value)

                      Table of Contents
                                                        Page


                         Prospectus

Available Information......................................2

Incorporation of Certain Documents

  by Reference.............................................3
Forward Looking Statements.................................3
Risk Factors...............................................4
The Company...............................................11
Description of Capital Stock..............................12
Use of Proceeds...........................................12
Selling Stockholder.......................................13
Plan of Distribution......................................13
Legal Matters.............................................15
Experts...................................................15


                                                                                     Prospectus


                                                                                    June 9, 1997

                                     PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
Securities and Exchange Commission registration fee..................  $ 58,000
Printing expenses....................................................
Accounting fees and expenses.........................................  $  2,500
Legal fees and expenses..............................................  $  5,000
Nasdaq National Market Listing Fee...................................
Miscellaneous........................................................
         Total ......................................................  $ 65,500

  Item 15.  Indemnification of Directors and Officers.

           Section 145 of the Delaware General Corporation Law (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which they are involved by reason of the fact that they are or were officers or directors of the Company if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company, and, in respect to the criminal actions or proceedings, if they had no reasonable cause to believe that their conduct was unlawful. The Certificate of the Company provides for indemnification of its officers and directors to the full extent authorized by law.

           Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation (the "Certificate") provides that the directors of the Company, individually or collectively, shall not be held personally liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (i) for any breach of the director's fiduciary duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

           The Company maintains officers' and directors' liability insurance which insures against liabilities that the officers and directors of the Company may incur in such capacities.

           Furthermore, the Company, as well as its directors and officers, may be entitled to indemnification by any underwriters named in the Prospectus Supplement against certain civil liabilities under the Securities Act under agreements entered into between the Company and such underwriters.

Item  16.  List of Exhibits.


         *4.1  -  Standby Purchase Agreement between the Company and Ross
                  Financial Corp. dated September 12, 1996.
         *4.2  -  Stock Purchase Agreement between the Company and Ross
                  Financial Corp. dated April 23, 1997.
         *5.1  -  Opinion of Dewey Ballantine as to legality of the securities being registered.
         *23.1 -  Consent of Coopers & Lybrand L.L.P.
         *23.2 -  Consent of Dewey Ballantine.
         *24.1 -  Power of Attorney (included on signature page).

   *Previously filed

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, State of New Jersey, on June 20, 1997.



                                        THE LIPOSOME COMPANY, INC.



                                         By  /s/ Charles A. Baker
                                             ----------------------------------

                                         Charles A. Baker
                                         Chairman of the Board of Directors,
                                         President, Chief Executive Officer and
                                         Director

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                       Signature                              Title                                  Date
                       ---------                              -----                                  ----



  /s/ Charles A. Baker                                    Chairman of the Board,                 June 20, 1997
-----------------------------------------------------

                   Charles A. Baker                       President, Chief Executive
                                                          Officer and Director


                         *                                Director                               June 20, 1997
-----------------------------------------------------
                   James G. Andress

                         *                                Director                               June 20, 1997
-----------------------------------------------------
                 Morton Collins, Ph.D.

                         *                                Director                               June 20, 1997
-----------------------------------------------------
                   Stuart F. Feiner

                         *                                Director                               June 20, 1997
-----------------------------------------------------
                 Robert F. Hendrickson

                         *                                Director                               June 20, 1997
-----------------------------------------------------
           Professor Bengt Samuelsson, M.D.

                         *                                Director                               June 20, 1997
-----------------------------------------------------
                Joseph T. Stewart, Jr.

                         *                                Director                               June 20, 1997
-----------------------------------------------------
                 Gerald Weissman, M.D.

                         *                                Director                               June 20, 1997
-----------------------------------------------------
               Horst Witzel, Dr. - Ing.

*By     /s/ Carol J. Gillespie
-----------------------------------------------------
Carol J. Gillespie, Attorney-in-Fact


                                INDEX TO EXHIBITS


  Exhibit                                         Exhibit                                      Sequentially
  Number                                          -------                                        Numbered
  ------                                                                                           Page
                                                                                                 ---------
 4.1 -         Standby Purchase Agreement between the Company and Ross Financial Corp.              *
               dated September 12, 1996.
 4.2 -         Stock Purchase Agreement between the Company and Ross Financial Corp.                *
               dated April 23, 1997.
 5.1 -         Opinion of Dewey Ballantine as to legality of the securities being                   *
               registered.
23.1 -         Consent of Coopers & Lybrand L.L.P.                                                  *
23.2 -         Consent of Dewey Ballantine (contained in Exhibit 5.1).                              *
24.1 -         Power of Attorney (included on signature page).


*Previously filed.